Exhibit 99.1

AMAZON.COM ANNOUNCES FIRST QUARTER RESULTS

SEATTLE—(BUSINESS WIRE) April 30, 2024—Amazon.com, Inc. (NASDAQ: AMZN) today announced financial results for its first quarter ended March 31, 2024.
•Net sales increased 13% to $143.3 billion in the first quarter, compared with $127.4 billion in first quarter 2023. Excluding the $0.2 billion unfavorable impact from year-over-year changes in foreign exchange rates throughout the quarter, net sales increased 13% compared with first quarter 2023.
•North America segment sales increased 12% year-over-year to $86.3 billion.
•International segment sales increased 10% year-over-year to $31.9 billion, or increased 11% excluding changes in foreign exchange rates.
•AWS segment sales increased 17% year-over-year to $25.0 billion.
•Operating income increased to $15.3 billion in the first quarter, compared with $4.8 billion in first quarter 2023.
•North America segment operating income was $5.0 billion, compared with operating income of $0.9 billion in first quarter 2023.
•International segment operating income was $0.9 billion, compared with an operating loss of $1.2 billion in first quarter 2023.
•AWS segment operating income was $9.4 billion, compared with operating income of $5.1 billion in first quarter 2023.
•Net income increased to $10.4 billion in the first quarter, or $0.98 per diluted share, compared with $3.2 billion, or $0.31 per diluted share, in first quarter 2023.
•First quarter 2024 net income includes a pre-tax valuation loss of $2.0 billion included in non-operating expense from the common stock investment in Rivian Automotive, Inc., compared to a pre-tax valuation loss of $0.5 billion from the investment in first quarter 2023.
•Operating cash flow increased 82% to $99.1 billion for the trailing twelve months, compared with $54.3 billion for the trailing twelve months ended March 31, 2023.
•Free cash flow improved to an inflow of $50.1 billion for the trailing twelve months, compared with an outflow of $3.3 billion for the trailing twelve months ended March 31, 2023.
•Free cash flow less principal repayments of finance leases and financing obligations improved to an inflow of $46.1 billion for the trailing twelve months, compared with an outflow of $10.1 billion for the trailing twelve months ended March 31, 2023.
•Free cash flow less equipment finance leases and principal repayments of all other finance leases and financing obligations improved to an inflow of $48.8 billion for the trailing twelve months, compared with an outflow of $4.5 billion for the trailing twelve months ended March 31, 2023.

“It was a good start to the year across the business, and you can see that in both our customer experience improvements and financial results,” said Andy Jassy, Amazon President and CEO. “The combination of companies renewing their infrastructure modernization efforts and the appeal of AWS’s AI capabilities is reaccelerating AWS’s growth rate (now at a $100 billion annual revenue run rate); our Stores business continues to expand selection, provide everyday low prices, and accelerate delivery speed (setting another record on speed for Prime customers in Q1) while lowering our cost to serve; and, our Advertising efforts continue to benefit from the growth of our Stores and Prime Video businesses. It’s very early days in all of our businesses and we remain excited by how much more we can make customers’ lives better and easier moving forward.”

Highlights

Obsessing over the customer experience
Amazon obsesses over how to make customers’ lives better and easier every day with new and improved products and services. This is true for consumers, sellers, brands, developers, enterprises, and creators. For example, Amazon:
•Continued to delight customers with fast and convenient delivery. With more than 2 billion global units arriving the same or next day in Q1, Amazon delivered to Prime members at its fastest speeds ever. In March, across the top 60 largest U.S. metro areas, nearly 60% of Prime member orders arrived the same or next day, and in London, Tokyo, and Toronto, 3 out of 4 items were delivered the same or next day.
•Expanded selection across the company’s stores with the launch of popular brands. In the U.S., this included Gen Z favorite Parade; luxury fashion and accessories from AREA and HBX Archives by Hypebeast; beauty brands Clinique, Keys Soulcare by Alicia Keys, and LOVED01 by John Legend; tech brands Oura Ring and Sonos speakers; and officially-licensed products from the National Women’s Soccer League. In Europe, Luxury Stores at Amazon announced a collaboration with Hardly Ever Worn It to offer customers pre-owned items from luxury brands.
•Helped customers save with shopping events worldwide, including Amazon’s Spring Deal Days in Europe and the first Big Spring Sale in Canada and the U.S., where customers saved on a wide selection of items including fashion, outdoor furniture, lawn and garden essentials, and cleaning and organizing products. Amazon also held a Ramadan event in Egypt, Saudi Arabia, and the UAE, where customers shopped hundreds of thousands of deals on local and international brands. Amazon also announced it will hold its 10th Prime Day event in July.
•Expanded the company’s health care offerings to provide customers in the U.S. more convenient access to medical care and medications, including adding Amazon Pharmacy home delivery of select Lilly diabetes, obesity, and migraine medications to LillyDirect patients; launching same-day delivery of prescription medications to Amazon Pharmacy customers in two new locations—greater Los Angeles and New York City—with plans to expand to more than a dozen cities by the end of year; and introducing Health Condition Programs, which makes it easier for customers to discover and enroll in digital health benefits for conditions like prediabetes, diabetes, and high blood pressure in Amazon’s U.S. store.
•Launched a grocery subscription for unlimited delivery on orders over $35 from Whole Foods Market, Amazon Fresh, as well as local grocery and specialty retailers. The subscription benefit is available to Prime members in more than 3,500 towns and cities in the U.S., as well as customers using a registered Electronic Benefits Transfer card.
•Announced that Buy with Prime is available for Salesforce Commerce Cloud merchants. By offering new features like the ability for shoppers to search and filter for Prime-eligible items, and the ability to purchase Prime-eligible and non-eligible items in the same order, Buy with Prime provides merchants using Salesforce Commerce Cloud more flexibility and functionality, while maintaining control over their stores’ look and feel.
•Announced that Prime Video will stream its first NFL Wild Card playoff game in January 2025. Prime Video, which is home to Thursday Night Football, will have exclusive rights to air an opening round playoff game.
•Earned 12 awards for Amazon MGM Studios film American Fiction, including nine for Best Adapted Screenplay by writer/director Cord Jefferson. These include an Academy Award, BAFTA Film Award, Critics Choice Award, two Independent Spirit Awards, and two Writers Guild of America Awards.
•Grew Prime Video’s international slate of content with more than 30 local Amazon Originals, including Operación Triunfo (Spain), Prime Video’s first weekly live entertainment show, which was watched by more than 3.5 million unique viewers in Spain; Indian Police Force (India), which had the most viewers complete the entire first season for any Amazon India Original in its launch week; and Last One Laughing (Mexico) Season Six, which is the longest running edition of the hit global franchise.
•Shared how customers and partners are using AWS generative artificial intelligence (generative AI) services to deliver new customer experiences, accelerate employee productivity, and transform operations.

•Siemens is integrating Amazon Bedrock into its low-code development platform Mendix to allow thousands of companies across multiple industries to create and upgrade applications with the power of generative AI.
•Philips is using AWS HealthImaging and Amazon Bedrock to scale digital pathology, helping labs and healthcare organizations improve diagnostics, increase productivity, accelerate research, and address complex medical cases, like cancer care.
•Accenture and Anthropic are collaborating with AWS to help organizations—especially those in highly-regulated industries like healthcare, public sector, banking, and insurance—responsibly adopt and scale generative AI technology with Amazon Bedrock. This collaboration will help organizations like the District of Columbia Department of Health speed innovation, improve customer service, and improve productivity, while keeping data private and secure.
•BT Group, a multinational communications company, provided Amazon Q Developer to 1,200 of its engineers, generating more than 100,000 lines of code in its first four months and automating approximately 12% of the repetitive and time-consuming work done by software engineers using the platform.
•The Deutsche Fußball Liga (DFL) named AWS the Official Generative AI Provider of the DFL, and is using AI on AWS to generate metadata that allows the league, clubs, and media partners to more efficiently search for content in more than 210,000 hours of video footage.
•Audi used Amazon SageMaker and Amazon OpenSearch Service to build a generative AI chatbot to improve its enterprise search experience and help employees find and navigate internal documentation, reducing search time from hours to a few seconds and improving productivity.
•Konica Minolta Healthcare, a medical diagnostic imaging and healthcare information technology company, announced an enterprise imaging cloud platform using AWS HealthImaging to reduce image storage costs, enable access from almost anywhere, and accelerate data retrieval.
•Dana-Farber Cancer Institute built a new research solution on Amazon Bedrock to help clinicians interpret complex lab results to help diagnose medical conditions, assess treatment efficacy, and determine next steps in clinical care.
•Enterprise healthcare software provider symplr announced a generative AI solution that uses Amazon Bedrock and Amazon Q to connect and optimize hospital operations so clinicians and administrators can quickly access relevant data, simplifying staff scheduling and other administrative processes.
•Choice Hotels became the first hotel company to migrate its entire system infrastructure to the cloud. The move to AWS is part of Choice Hotels’ long-term technology roadmap and adoption of AI, and involves decommissioning more than 3,700 servers, retiring over 300 applications, and migrating more than 250 applications.
•Mobile network operator Tele2 launched an Internet of Things customer support solution, powered by Amazon Bedrock, to help agents provide faster and more detailed conversational responses to customers across multiple channels.
•Vonage, a cloud communications provider, announced a new anti-fraud solution with AWS generative AI capabilities to enable businesses to better protect themselves from mobile fraud while improving customer experiences.
•Genomics England, a human genome research organization, is using Amazon Bedrock to help researchers identify associations between genetic variants and medical conditions by quickly processing millions of pages of scientific literature, with the goal of informing future genetic tests and improving human health.
•AI biotechnology company Owkin selected AWS as its primary cloud provider to develop generative AI applications and accelerate drug discovery and development, empowering scientists and researchers to access, analyze, and manage vast amounts of data efficiently and securely in the cloud.
•Parsyl, a data-powered insurer, is using Amazon Bedrock to turn unwieldy customer information, like email attachments in different formats, into usable data to help identify patterns of risk for businesses transporting goods.
•Continued to expand AWS’s infrastructure footprint to support customers by announcing:
•Plans to launch new infrastructure Regions in the Kingdom of Saudi Arabia and in Mexico, which will give developers, startups, entrepreneurs, and enterprises greater choice for running their applications and serving end users. As part of AWS’s long-term commitment, it is planning to invest more than $5.3 billion in the Kingdom of Saudi Arabia and more than $5 billion in Mexico over the next several years.

•A planned investment of $10 billion to build two data center complexes in Mississippi. This investment, which is the single largest capital investment in the state’s history, will create at least 1,000 jobs and support new educational trainings in the state.
•The general availability of new AWS Local Zones in Atlanta, Chicago, and Houston. In Atlanta, AWS Local Zones support EC2 P5 instances, which deliver the highest performance for deep learning and high-performance computing applications.
•Announced that AWS began waiving charges for data transfer out to the internet (DTO) to give customers choice if they want to migrate their data outside of AWS. The waiver on DTO charges is available to all AWS customers around the world and from any AWS Region.

Inventing on behalf of customers
Amazon is driven by a passion for invention across all of its business areas. The company builds new products and services that customers ask for, and also invents new ones that customers didn’t know they wanted but make their lives or businesses better in some meaningful way. For example, Amazon:
•Announced the general availability of Amazon Q, the most capable generative AI-powered assistant for accelerating software development and leveraging companies’ internal data.
•On the software development side, Amazon Q not only generates highly accurate code, but also tests code, debugs coding conflicts, and transforms code from one form to another (today, developers can save months using Q to move from older versions of Java to newer, more secure and capable ones; in the near future, Q will help developers transform their .net code as well). Q Developer Agents does multi-step planning and reasoning to allow developers to string together multiple requests and have Q implement them.
•On the internal data side, most companies have large troves of data that reside in wikis, intranet pages, Salesforce, storage repositories like Amazon S3, and many other data stores and SaaS apps that are hard to access. It makes answering straightforward questions about company policies, products, business results, code, people, and many other topics hard and frustrating. Q makes this much simpler. Customers can point Q at all of its enterprise data repositories, and it’ll search this data, summarize logically, analyze trends, and engage in dialog with customers about this data. With the launch of a powerful new capability called Q Apps, employees can now describe, in natural language, what apps they want to build on top of this internal data, and Q Apps will quickly generate that app. This will make it much easier for internal teams to build useful apps from their own data.
•Delivered a number of innovations in Amazon Bedrock (AWS’s generative AI service that enables customers to leverage an existing large language model, customize it with their own data, and have the easiest and best features available to deploy secure, high quality, low latency, cost-effective production generative AI apps). Tens of thousands of organizations worldwide are using Amazon Bedrock. These new Bedrock capabilities include:
•The general availability of Anthropic’s Claude 3 family of vision-enabled foundation models (FMs)—Opus, Sonnet, and Haiku—which are the best performing models in the world right now and provide industry-leading accuracy, performance, speed, and cost. Claude 3 Opus has set a new standard, outperforming other models available today in the areas of reasoning, math, and coding. Amazon Bedrock became the first managed service to add Claude 3 models, and continues to provide customers with the widest choice of high-performing, fully-managed large language models (LLMs) and FMs.
•The general availability of Meta Llama 3 models, a collection of pretrained and instruction fine-tuned LLMs that come in two sizes—8B and 70B. The new models demonstrate significant improvements over previous versions due to vastly increased training data and scale. This collection of models supports a broad range of use cases, like text summarization and classification, sentiment analysis, language translation, and code generation.
•The addition of FMs from leading AI startup Mistral AI. Mistral Large, the latest and most advanced LLM from Mistral AI, provides top-tier reasoning capabilities for complex multilingual reasoning tasks. Mistral AI’s Mixtral 8x7B and Mistral 7B models can summarize, answer questions, and help organize information with their deep understanding of text structure and architecture.
•The availability of new Cohere models (Command R and Command R+) on Bedrock.
•New first party Amazon Titan LLMs, including Amazon Titan Text Embeddings V2 and the general availability of Amazon Titan Image Generator.

•The general availability of Model Evaluation, which is the fastest way for organizations to analyze, compare, and select models on Amazon Bedrock, reducing time from weeks to hours spent evaluating models so customers can bring new applications and experiences to market faster.
•The general availability of Guardrails, which provides customers with best-in-class technology to easily implement safeguards to remove personal and sensitive information, profanity, specific words, and harmful content. Guardrails offers industry-leading safety protection on top of the native capabilities of FMs, helping customers block up to 85% of harmful content. Guardrails is the only solution offered by a broad cloud provider that allows customers to have built-in and custom safeguards in a single offering, and it works with all LLMs in Amazon Bedrock, as well as fine-tuned models.
•The new Custom Model Import capability that makes it simple for customers to import models from SageMaker (or elsewhere) into Bedrock before deploying their application—enabling customers to take advantage of all the Bedrock features that make it so much easier to build high quality production-grade generative AI apps.
•Announced the extension of AWS and NVIDIA’s strategic collaboration to make AWS the best place to run NVIDIA GPUs, helping customers unlock new generative AI capabilities. AWS will bring together NVIDIA’s next-generation Blackwell platform with AWS Nitro System and AWS Key Management Service advanced security, Elastic Fabric Adapter petabit-scale networking, and Amazon EC2 UltraCluster hyper-scale clustering, enabling customers to securely build and run multi-trillion parameter LLMs faster, at massive scale, and at a lower cost than previous-generation NVIDIA GPUs on Amazon EC2. In addition, Project Ceiba, an AI supercomputer being jointly developed by AWS and NVIDIA exclusively on AWS for NVIDIA’s own AI research and development, will be built on the Blackwell platform.
•Continued to meet growing demand for AWS Trainium and Inferentia chips, which help customers maximize performance and control costs for their machine learning (ML) workloads. Customers using these purpose-built AWS ML AI chips include Anthropic, Databricks, Leonardo.ai, Qualtrics, Ricoh, Stockmark, Watashiha, and Vyond. In addition, Meta's recently-launched Llama 3 model is running on Trainium and Inferentia2—delivering the lowest cost to train, fine tune, and deploy Llama 3 on AWS.
•Updated AWS Neuron (software that lets customers use popular frameworks like PyTorch to train and deploy models with minimal code changes on Amazon EC2 instances, powered by Trainium and Inferentia chips) to include features that further reduce costs for LLM inference for both external customers and internal teams at Amazon, such as Amazon Rufus.
•Continued to rollout Rufus in the Amazon Shopping app to millions of customers in the U.S. Rufus, in beta, is a new generative AI-powered shopping assistant that can help customers save time and make more informed purchase decisions by answering a variety of shopping-related questions, providing product comparisons, making recommendations, and more. Amazon improved Rufus’ answer accuracy and response speed, and added new features, including “My Orders,” which answers questions such as “when did I last order coffee?” and “what dog treats did I last order?”
•Added more generative AI features for independent sellers in the U.S. to create product listings, including a new tool that allows sellers to leverage product listings on their own websites, simply by providing Amazon with a URL. Amazon’s generative AI-based features automatically parse the information to seamlessly create high-quality, engaging listings for Amazon’s store. This feature further enhances and streamlines the process of creating product listings, saving sellers time and effort, while also developing product listings that appeal to customers and help drive sales.
•Released 20 films and series from Amazon MGM Studios, including the debut season of Fallout, which attracted more than 65 million viewers worldwide and has become the second most watched title ever on Prime Video through its first 16 days; Road House, which attracted more than 50 million viewers worldwide in its first two weekends streaming on Prime Video, the biggest debut ever for an Amazon MGM Studios-produced film; Hazbin Hotel, which had the most total global viewers on its opening weekend for a new animated series on Prime Video; and The Beekeeper, which ranked in the top-10 of theatrical releases by revenue globally in the first quarter.
•Announced plans to create a new series from MrBeast, the world’s most-subscribed YouTube creator. Beast Games is set to have 1,000 contestants competing for $5 million—the biggest single prize in the history of television and streaming. The series will premiere on Prime Video in more than 240 countries and territories and is based on MrBeast’s popular show.
•Announced a global collaboration that will bring Fire TV to Panasonic’s new smart TVs. Customers will get the benefits of Fire TV’s personalized streaming and access to Alexa, combined with Panasonic’s smart TVs. Amazon also announced Matter Casting on Fire TV and Echo Show 15—an industry-first implementation of this practice. Matter Casting lets customers stream and control content on their television or streaming stick from their mobile app. Customers can begin watching a movie from Prime Video on their phone, and cast it to a compatible Fire TV or Echo Show 15 to continue watching on a bigger screen.
•Launched Ring Battery Doorbell Pro, Ring’s most advanced battery-powered doorbell. It features 3D Motion Detection to make motion alerts more precise; HD+ Head-to-Toe Video to improve image quality; and Audio Toggle to turn audio recording on and off.
•Introduced Blink Mini 2, a compact plug-in camera that works both indoors and outdoors. Blink Mini 2 features enhanced image quality, a built-in LED spotlight for night view in color, and on-device computer vision to support smart notifications, including person detection so customers can receive alerts only when a person is detected (versus an animal or object).
•Achieved several important milestones on the path toward commercializing Zoox, Amazon’s self-driving robotaxi, which is expected later this year. Key deliverables included: receiving Zoox’s California Public Utilities Commission Driverless Autonomous Vehicle Pilot permit, which allows Zoox to carry members of the public in Foster City, California, without charging a fare; expanding driving capabilities to include higher speeds, night driving, and driving in light rain in both California and Nevada; and expanding the virtual boundary where Zoox can operate its robotaxis in Las Vegas, helping prepare for the first public riders in the city later this year.
•Announced Whole Foods Market Daily Shop, a new quick-shop store designed to provide customers in urban neighborhoods a quick, convenient shopping experience. The new format will launch on the Upper East Side in Manhattan, with additional locations in New York City to follow.

Empowering employees and delivery service partners
In addition to its focus on customers, Amazon strives to make every day better for its employees and delivery service partners. For example, the company:
•Announced that Amazon improved recordable incident rates (any work-related injury that requires more than basic first-aid treatment) by 30% and lost time incident rates (any work-related injury that requires someone to take time away from work) by 60% worldwide over the past four years. In 2024, Amazon plans to invest over $750 million in technologies, resources, training, and programs to further improve safety across its network.
•Achieved record-breaking participation in Career Choice, Amazon’s education benefit that empowers employees to learn new skills for career success, in the first quarter. Since the program launched in 2012, nearly 200,000 employees have furthered their education, earned industry certifications, and learned new skills through the program.
•Ranked No. 3 on Fortune magazine’s World’s Most Admired Companies list— Amazon’s eighth straight year in the top three. The annual ranking is determined by a survey of top executives and analysts, and companies are evaluated on factors including the quality of their management and products, commitments to social responsibility, and ability to attract talent.
•Expanded opportunities for women in India, including awarding new scholarships for 500 women students to help them build a career in technology as part of the Amazon Future Engineer Scholarship Program. Students will receive 50,000 Indian Rupees each year to go toward courses in computer science.
•Announced that Amazon will introduce its Delivery Service Partner (DSP) program in Brisbane, Melbourne, and Sydney, Australia this year. The DSP program provides access to tools, resources, and Amazon’s logistics expertise to help entrepreneurs start delivery businesses, and has the potential to create hundreds of jobs for delivery drivers. The program will expand Amazon’s last mile network in Australia to meet growing customer demand.
•Announced plans to open Amazon Robotics fulfillment centers in Asturias, Spain and Sagamihara City, Japan, as part of Amazon’s commitment to design and deploy advanced technology that improves operational safety, employee experience, and customer delivery. The company now has Robotics fulfillment centers in 11 countries around the world, and they help improve workplace ergonomics, reduce heavy lifting and repetitive tasks, and enable employees to gain new skills.

Supporting communities and protecting the environment
Amazon believes that success and scale bring broad responsibility to help the planet, future generations, and communities. Amazon employees have passion for investing in these areas, and a sampling of the efforts from this past quarter are that Amazon:

•Launched a Disaster Relief Hub in Rheinberg, Germany—Amazon’s first Hub in Europe and the company’s 13th around the world. The 21,000-square-foot Hub allows Amazon to store and quickly pack relief items that are most needed following natural disasters and other emergencies. AWS also provided technology to support the nonprofit Help.NGO to fight wildfires in Chile and Colombia, including monitoring active fires, spotting new fires, and evaluating how best to help evacuated residents return to their homes. Since 2017, Amazon has used its global inventory, logistics infrastructure, and cloud technology to respond to more than 145 natural disasters and donate more than 24 million relief items globally.
•Increased funding for the AWS Health Equity Initiative by $20 million, bringing its commitment since the program launched in 2021 to $60 million. This program provides free cloud credits and technical expertise to help organizations harness the power of the cloud to advance global health. It has supported 263 organizations globally since 2021.
•Was named the largest corporate purchaser of renewable energy by BloombergNEF for the fourth consecutive year. Amazon now has more than 500 wind and solar projects globally that are expected to generate more than 77,000 gigawatt-hours of clean energy each year—or enough to power 7.2 million U.S. homes.
•Announced that nearly half of all customer orders fulfilled in India are delivered in reduced or original packaging—meaning less packaging is needed to ensure the deliveries arrive safely, which is better for customers and the environment. Deliveries with reduced or no additional packaging are reaching customers in more than 300 cities across India, up from nine cities in 2019.
•Invested in Glacier, a women-led AI and robotics company that helps the recycling industry reduce waste by automating, sorting, and collecting real-time data on recycling streams. The investment is part of Amazon’s Climate Pledge Fund, and is the second woman CEO-led company that The Fund has invested in as part of its $53 million Female Founder Initiative, which launched in 2022 to close the funding gap for women in climate tech.
Financial Guidance
The following forward-looking statements reflect Amazon.com’s expectations as of April 30, 2024, and are subject to substantial uncertainty. Our results are inherently unpredictable and may be materially affected by many factors, such as fluctuations in foreign exchange rates, changes in global economic and geopolitical conditions and customer demand and spending (including the impact of recessionary fears), inflation, interest rates, regional labor market constraints, world events, the rate of growth of the internet, online commerce, cloud services, and new and emerging technologies, and the various factors detailed below.
Second Quarter 2024 Guidance
•Net sales are expected to be between $144.0 billion and $149.0 billion, or to grow between 7% and 11% compared with second quarter 2023. This guidance anticipates an unfavorable impact of approximately 60 basis points from foreign exchange rates. In first quarter 2024 the impact from Leap Year added approximately 120 basis points to the year-over-year net sales growth rate.
•Operating income is expected to be between $10.0 billion and $14.0 billion, compared with $7.7 billion in second quarter 2023.
•This guidance assumes, among other things, that no additional business acquisitions, restructurings, or legal settlements are concluded.

A conference call will be webcast live today at 2:30 p.m. PT/5:30 p.m. ET, and will be available for at least three months at amazon.com/ir. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results.

These forward-looking statements are inherently difficult to predict. Actual results and outcomes could differ materially for a variety of reasons, including, in addition to the factors discussed above, the amount that Amazon.com invests in new business opportunities and the timing of those investments, the mix of products and services sold to customers, the mix of net sales derived from products as compared with services, the extent to which we owe income or other taxes, competition, management of growth, potential fluctuations in operating results, international growth and expansion, the outcomes of claims, litigation, government investigations, and other proceedings, fulfillment, sortation, delivery, and data center optimization, risks of inventory management, variability in demand, the degree to which the Company enters into, maintains, and develops commercial agreements, proposed and completed acquisitions and strategic transactions, payments risks, and risks of fulfillment throughput and productivity. Other risks and uncertainties include, among others, risks related to new products, services, and technologies, security breaches, system interruptions, government regulation and taxation, and fraud. In addition, global economic and geopolitical conditions and additional or unforeseen circumstances, developments, or events may give rise to or amplify many of these risks. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission (“SEC”), including its most recent Annual Report on Form 10-K and subsequent filings.

Our investor relations website is amazon.com/ir and we encourage investors to use it as a way of easily finding information about us. We promptly make available on this website, free of charge, the reports that we file or furnish with the SEC, corporate governance information (including our Code of Business Conduct and Ethics), and select press releases, which may contain material information about us, and you may subscribe to be notified of new information posted to this site.
About Amazon
Amazon is guided by four principles: customer obsession rather than competitor focus, passion for invention, commitment to operational excellence, and long-term thinking. Amazon strives to be Earth’s Most Customer-Centric Company, Earth’s Best Employer, and Earth’s Safest Place to Work. Customer reviews, 1-Click shopping, personalized recommendations, Prime, Fulfillment by Amazon, AWS, Kindle Direct Publishing, Kindle, Career Choice, Fire tablets, Fire TV, Amazon Echo, Alexa, Just Walk Out technology, Amazon Studios, and The Climate Pledge are some of the things pioneered by Amazon. For more information, visit amazon.com/about and follow @AmazonNews.

AMAZON.COM, INC.
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2023	2024	2023	2024

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	$54,253	$73,890	$36,599	$49,734
OPERATING ACTIVITIES:
Net income	3,172	10,431	4,294	37,684
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization of property and equipment and capitalized content costs, operating lease assets, and other	11,123	11,684	43,851	49,224
Stock-based compensation	4,748	4,961	21,119	24,236
Non-operating expense (income), net	534	2,734	8,811	1,452
Deferred income taxes	(472)	(938)	(6,619)	(6,342)
Changes in operating assets and liabilities:
Inventories	371	1,776	393	2,854
Accounts receivable, net and other	4,724	3,684	(4,361)	(9,388)
Other assets	(3,203)	(2,701)	(14,499)	(11,763)
Accounts payable	(11,264)	(11,282)	1,061	5,455
Accrued expenses and other	(5,763)	(2,928)	(1,418)	407
Unearned revenue	818	1,568	1,698	5,328
Net cash provided by (used in) operating activities	4,788	18,989	54,330	99,147
INVESTING ACTIVITIES:
Purchases of property and equipment	(14,207)	(14,925)	(62,901)	(53,447)
Proceeds from property and equipment sales and incentives	1,137	990	5,252	4,449
Acquisitions, net of cash acquired, non-marketable investments, and other	(3,513)	(3,354)	(5,488)	(5,680)
Sales and maturities of marketable securities	1,115	1,392	9,963	5,904
Purchases of marketable securities	(338)	(1,965)	(1,139)	(3,115)
Net cash provided by (used in) investing activities	(15,806)	(17,862)	(54,313)	(51,889)
FINANCING ACTIVITIES:
Common stock repurchased	—	—	(3,334)	—
Proceeds from short-term debt, and other	12,780	338	40,590	5,687
Repayments of short-term debt, and other	(3,603)	(404)	(34,926)	(22,478)
Proceeds from long-term debt	—	—	21,166	—
Repayments of long-term debt	(1,386)	(330)	(2,644)	(2,620)
Principal repayments of finance leases	(1,380)	(770)	(6,544)	(3,774)
Principal repayments of financing obligations	(57)	(90)	(226)	(304)
Net cash provided by (used in) financing activities	6,354	(1,256)	14,082	(23,489)
Foreign currency effect on cash, cash equivalents, and restricted cash	145	(429)	(964)	(171)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(4,519)	(558)	13,135	23,598
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$49,734	$73,332	$49,734	$73,332
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest on debt, net of capitalized interest	$402	$269	$1,684	$2,475
Cash paid for operating leases	2,467	3,332	8,733	11,318
Cash paid for interest on finance leases	81	74	348	301
Cash paid for interest on financing obligations	59	64	208	201
Cash paid for income taxes, net of refunds	619	458	6,201	11,018
Assets acquired under operating leases	3,626	3,753	20,251	14,179
Property and equipment acquired under finance leases, net of remeasurements and modifications	8	42	517	676
Property and equipment recognized during the construction period of build-to-suit lease arrangements	131	37	1,953	263
Property and equipment derecognized after the construction period of build-to-suit lease arrangements, with the associated leases recognized as operating	720	—	5,845	654

AMAZON.COM, INC.
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended March 31,
	2023	2024

Net product sales	$56,981	$60,915
Net service sales	70,377	82,398
Total net sales	127,358	143,313
Operating expenses:
Cost of sales	67,791	72,633
Fulfillment	20,905	22,317
Technology and infrastructure	20,450	20,424
Sales and marketing	10,172	9,662
General and administrative	3,043	2,742
Other operating expense (income), net	223	228
Total operating expenses	122,584	128,006
Operating income	4,774	15,307
Interest income	611	993
Interest expense	(823)	(644)
Other income (expense), net	(443)	(2,673)
Total non-operating expense	(655)	(2,324)
Income before income taxes	4,119	12,983
Provision for income taxes	(948)	(2,467)
Equity-method investment activity, net of tax	1	(85)
Net income	$3,172	$10,431
Basic earnings per share	$0.31	$1.00
Diluted earnings per share	$0.31	$0.98
Weighted-average shares used in computation of earnings per share:
Basic	10,250	10,393
Diluted	10,347	10,670

AMAZON.COM, INC.
Consolidated Statements of Comprehensive Income
(in millions)
(unaudited)

	Three Months Ended March 31,
	2023	2024

Net income	$3,172	$10,431
Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax of $(10) and $30	386	(1,096)
Available-for-sale debt securities:
Change in net unrealized gains (losses), net of tax of $(29) and $(158)	95	536
Less: reclassification adjustment for losses (gains) included in “Other income (expense), net,” net of tax of $(10) and $0	33	1
Net change	128	537
Other, net of tax of $0 and $(1)	—	1
Total other comprehensive income (loss)	514	(558)
Comprehensive income	$3,686	$9,873

AMAZON.COM, INC.
Segment Information
(in millions)
(unaudited)

	Three Months Ended March 31,
	2023	2024

North America
Net sales	$76,881	$86,341
Operating expenses	75,983	81,358
Operating income	$898	$4,983

International
Net sales	$29,123	$31,935
Operating expenses	30,370	31,032
Operating income (loss)	$(1,247)	$903

AWS
Net sales	$21,354	$25,037
Operating expenses	16,231	15,616
Operating income	$5,123	$9,421

Consolidated
Net sales	$127,358	$143,313
Operating expenses	122,584	128,006
Operating income	4,774	15,307
Total non-operating expense	(655)	(2,324)
Provision for income taxes	(948)	(2,467)
Equity-method investment activity, net of tax	1	(85)
Net income	$3,172	$10,431

Segment Highlights:
Y/Y net sales growth:
North America	11%	12%
International	1	10
AWS	16	17
Consolidated	9	13
Net sales mix:
North America	60%	60%
International	23	22
AWS	17	18
Consolidated	100%	100%

AMAZON.COM, INC.
Consolidated Balance Sheets
(in millions, except per share data)
 (unaudited)

	December 31, 2023	March 31, 2024

ASSETS
Current assets:
Cash and cash equivalents	$73,387	$72,852
Marketable securities	13,393	12,222
Inventories	33,318	31,147
Accounts receivable, net and other	52,253	47,768
Total current assets	172,351	163,989
Property and equipment, net	204,177	209,950
Operating leases	72,513	73,313
Goodwill	22,789	22,770
Other assets	56,024	60,947
Total assets	$527,854	$530,969
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$84,981	$73,068
Accrued expenses and other	64,709	63,970
Unearned revenue	15,227	15,927
Total current liabilities	164,917	152,965
Long-term lease liabilities	77,297	77,052
Long-term debt	58,314	57,634
Other long-term liabilities	25,451	26,657
Commitments and contingencies
Stockholders’ equity:
Preferred stock ($0.01 par value; 500 shares authorized; no shares issued or outstanding)	—	—
Common stock ($0.01 par value; 100,000 shares authorized; 10,898 and 10,918 shares issued; 10,383 and 10,403 shares outstanding)	109	109
Treasury stock, at cost	(7,837)	(7,837)
Additional paid-in capital	99,025	103,938
Accumulated other comprehensive income (loss)	(3,040)	(3,598)
Retained earnings	113,618	124,049
Total stockholders’ equity	201,875	216,661
Total liabilities and stockholders’ equity	$527,854	$530,969

AMAZON.COM, INC.
Supplemental Financial Information and Business Metrics
(in millions, except per share data)
(unaudited)

	Q4 2022	Q1 2023	Q2 2023	Q3 2023	Q4 2023	Q1 2024	Y/Y % Change
Cash Flows and Shares
Operating cash flow -- trailing twelve months (TTM)	$46,752	$54,330	$61,841	$71,654	$84,946	$99,147	82%
Operating cash flow -- TTM Y/Y growth	1%	38%	74%	81%	82%	82%	N/A
Purchases of property and equipment, net of proceeds from sales and incentives -- TTM	$58,321	$57,649	$53,963	$50,220	$48,133	$48,998	(15)%
Principal repayments of finance leases -- TTM	$7,941	$6,544	$5,705	$5,245	$4,384	$3,774	(42)%
Principal repayments of financing obligations -- TTM	$248	$226	$244	$260	$271	$304	34%
Equipment acquired under finance leases -- TTM (1)	$299	$285	$269	$239	$310	$306	8%
Principal repayments of all other finance leases -- TTM (2)	$670	$625	$631	$694	$683	$761	22%
Free cash flow -- TTM (3)	$(11,569)	$(3,319)	$7,878	$21,434	$36,813	$50,149	N/A
Free cash flow less principal repayments of finance leases and financing obligations -- TTM (4)	$(19,758)	$(10,089)	$1,929	$15,929	$32,158	$46,071	N/A
Free cash flow less equipment finance leases and principal repayments of all other finance leases and financing obligations -- TTM (5)	$(12,786)	$(4,455)	$6,734	$20,241	$35,549	$48,778	N/A
Common shares and stock-based awards outstanding	10,627	10,625	10,794	10,792	10,788	10,788	2%
Common shares outstanding	10,242	10,258	10,313	10,330	10,383	10,403	1%
Stock-based awards outstanding	384	367	481	462	406	385	5%
Stock-based awards outstanding -- % of common shares outstanding	3.8%	3.6%	4.7%	4.5%	3.9%	3.7%	N/A
Results of Operations
Worldwide (WW) net sales	$149,204	$127,358	$134,383	$143,083	$169,961	$143,313	13%
WW net sales -- Y/Y growth, excluding F/X	12%	11%	11%	11%	13%	13%	N/A
WW net sales -- TTM	$513,983	$524,897	$538,046	$554,028	$574,785	$590,740	13%
WW net sales -- TTM Y/Y growth, excluding F/X	13%	13%	13%	12%	12%	12%	N/A
Operating income	$2,737	$4,774	$7,681	$11,188	$13,209	$15,307	221%
F/X impact -- favorable	$213	$139	$104	$132	$85	$72	N/A
Operating income -- Y/Y growth (decline), excluding F/X	(27)%	26%	128%	338%	379%	219%	N/A
Operating margin -- % of WW net sales	1.8%	3.7%	5.7%	7.8%	7.8%	10.7%	N/A
Operating income -- TTM	$12,248	$13,353	$17,717	$26,380	$36,852	$47,385	255%
Operating income -- TTM Y/Y growth (decline), excluding F/X	(54)%	(37)%	10%	99%	197%	252%	N/A
Operating margin -- TTM % of WW net sales	2.4%	2.5%	3.3%	4.8%	6.4%	8.0%	N/A
Net income	$278	$3,172	$6,750	$9,879	$10,624	$10,431	229%
Net income per diluted share	$0.03	$0.31	$0.65	$0.94	$1.00	$0.98	219%
Net income (loss) -- TTM	$(2,722)	$4,294	$13,072	$20,079	$30,425	$37,684	778%
Net income (loss) per diluted share -- TTM	$(0.27)	$0.42	$1.26	$1.93	$2.90	$3.56	756%
______________________________
(1)For the twelve months ended March 31, 2023 and 2024, this amount relates to equipment included in “Property and equipment acquired under finance leases, net of remeasurements and modifications” of $517 million and $676 million.
(2)For the twelve months ended March 31, 2023 and 2024, this amount relates to property included in “Principal repayments of finance leases” of $6,544 million and $3,774 million.
(3)Free cash flow is cash flow from operations reduced by “Purchases of property and equipment, net of proceeds from sales and incentives.”
(4)Free cash flow less principal repayments of finance leases and financing obligations is free cash flow reduced by “Principal repayments of finance leases” and “Principal repayments of financing obligations.”
(5)Free cash flow less equipment finance leases and principal repayments of all other finance leases and financing obligations is free cash flow reduced by equipment acquired under finance leases, which is included in “Property and equipment acquired under finance leases, net of remeasurements and modifications,” principal repayments of all other finance lease liabilities, which is included in “Principal repayments of finance leases,” and “Principal repayments of financing obligations.”

AMAZON.COM, INC.
Supplemental Financial Information and Business Metrics
(in millions)
(unaudited)

	Q4 2022	Q1 2023	Q2 2023	Q3 2023	Q4 2023	Q1 2024	Y/Y % Change
Segments
North America Segment:
Net sales	$93,363	$76,881	$82,546	$87,887	$105,514	$86,341	12%
Net sales -- Y/Y growth, excluding F/X	14%	11%	11%	11%	13%	12%	N/A
Net sales -- TTM	$315,880	$323,517	$331,633	$340,677	$352,828	$362,288	12%
Operating income (loss)	$(240)	$898	$3,211	$4,307	$6,461	$4,983	455%
F/X impact -- favorable (unfavorable)	$76	$41	$(7)	$(27)	$(13)	$8	N/A
Operating income (loss) -- Y/Y growth, excluding F/X	53%	N/A	N/A	N/A	N/A	454%	N/A
Operating margin -- % of North America net sales	(0.3)%	1.2%	3.9%	4.9%	6.1%	5.8%	N/A
Operating income (loss) -- TTM	$(2,847)	$(381)	$3,457	$8,176	$14,877	$18,962	N/A
Operating margin -- TTM % of North America net sales	(0.9)%	(0.1)%	1.0%	2.4%	4.2%	5.2%	N/A
International Segment:
Net sales	$34,463	$29,123	$29,697	$32,137	$40,243	$31,935	10%
Net sales -- Y/Y growth, excluding F/X	5%	9%	10%	11%	13%	11%	N/A
Net sales -- TTM	$118,007	$118,371	$121,003	$125,420	$131,200	$134,012	13%
Operating income (loss)	$(2,228)	$(1,247)	$(895)	$(95)	$(419)	$903	N/A
F/X impact -- favorable (unfavorable)	$(331)	$(174)	$32	$228	$160	$(3)	N/A
Operating income (loss) -- Y/Y growth (decline), excluding F/X	17%	(16)%	(48)%	(87)%	(74)%	N/A	N/A
Operating margin -- % of International net sales	(6.5)%	(4.3)%	(3.0)%	(0.3)%	(1.0)%	2.8%	N/A
Operating loss -- TTM	$(7,746)	$(7,712)	$(6,836)	$(4,465)	$(2,656)	$(506)	(93)%
Operating margin -- TTM % of International net sales	(6.6)%	(6.5)%	(5.6)%	(3.6)%	(2.0)%	(0.4)%	N/A
AWS Segment:
Net sales	$21,378	$21,354	$22,140	$23,059	$24,204	$25,037	17%
Net sales -- Y/Y growth, excluding F/X	20%	16%	12%	12%	13%	17%	N/A
Net sales -- TTM	$80,096	$83,009	$85,410	$87,931	$90,757	$94,440	14%
Operating income	$5,205	$5,123	$5,365	$6,976	$7,167	$9,421	84%
F/X impact -- favorable (unfavorable)	$468	$272	$79	$(69)	$(62)	$67	N/A
Operating income -- Y/Y growth (decline), excluding F/X	(10)%	(26)%	(8)%	30%	39%	83%	N/A
Operating margin -- % of AWS net sales	24.3%	24.0%	24.2%	30.3%	29.6%	37.6%	N/A
Operating income -- TTM	$22,841	$21,446	$21,096	$22,669	$24,631	$28,929	35%
Operating margin -- TTM % of AWS net sales	28.5%	25.8%	24.7%	25.8%	27.1%	30.6%	N/A

AMAZON.COM, INC.
Supplemental Financial Information and Business Metrics
(in millions, except employee data)
(unaudited)

	Q4 2022	Q1 2023	Q2 2023	Q3 2023	Q4 2023	Q1 2024	Y/Y % Change
Net Sales
Online stores (1)	$64,531	$51,096	$52,966	$57,267	$70,543	$54,670	7%
Online stores -- Y/Y growth, excluding F/X	2%	3%	5%	6%	8%	7%	N/A
Physical stores (2)	$4,957	$4,895	$5,024	$4,959	$5,152	$5,202	6%
Physical stores -- Y/Y growth, excluding F/X	6%	7%	7%	6%	4%	6%	N/A
Third-party seller services (3)	$36,339	$29,820	$32,332	$34,342	$43,559	$34,596	16%
Third-party seller services -- Y/Y growth, excluding F/X	24%	20%	18%	18%	19%	16%	N/A
Advertising services (4)	$11,557	$9,509	$10,683	$12,060	$14,654	$11,824	24%
Advertising services -- Y/Y growth, excluding F/X	23%	23%	22%	25%	26%	24%	N/A
Subscription services (5)	$9,189	$9,657	$9,894	$10,170	$10,488	$10,722	11%
Subscription services -- Y/Y growth, excluding F/X	17%	17%	14%	13%	13%	11%	N/A
AWS	$21,378	$21,354	$22,140	$23,059	$24,204	$25,037	17%
AWS -- Y/Y growth, excluding F/X	20%	16%	12%	12%	13%	17%	N/A
Other (6)	$1,253	$1,027	$1,344	$1,226	$1,361	$1,262	23%
Other -- Y/Y growth (decline), excluding F/X	80%	57%	26%	(3)%	8%	23%	N/A

Stock-based Compensation Expense
Cost of sales	$208	$165	$251	$193	$227	$174	6%
Fulfillment	$757	$603	$932	$732	$823	$636	5%
Technology and infrastructure	$3,126	$2,574	$4,043	$3,284	$3,533	$2,772	8%
Sales and marketing	$1,092	$993	$1,303	$1,111	$1,216	$932	(6)%
General and administrative	$423	$413	$598	$509	$520	$447	8%
Total stock-based compensation expense	$5,606	$4,748	$7,127	$5,829	$6,319	$4,961	4%
Other
WW shipping costs	$24,714	$19,937	$20,418	$21,799	$27,326	$21,834	10%
WW shipping costs -- Y/Y growth	4%	2%	6%	9%	11%	10%	N/A
WW paid units -- Y/Y growth (7)	8%	8%	9%	9%	12%	12%	N/A
WW seller unit mix -- % of WW paid units (7)	59%	59%	60%	60%	61%	61%	N/A
Employees (full-time and part-time; excludes contractors & temporary personnel)	1,541,000	1,465,000	1,461,000	1,500,000	1,525,000	1,521,000	4%
Employees (full-time and part-time; excludes contractors & temporary personnel) -- Y/Y growth (decline)	(4)%	(10)%	(4)%	(3)%	(1)%	4%	N/A
________________________
(1)Includes product sales and digital media content where we record revenue gross. We leverage our retail infrastructure to offer a wide selection of consumable and durable goods that includes media products available in both a physical and digital format, such as books, videos, games, music, and software. These product sales include digital products sold on a transactional basis. Digital media content subscriptions that provide unlimited viewing or usage rights are included in “Subscription services.”
(2)Includes product sales where our customers physically select items in a store. Sales to customers who order goods online for delivery or pickup at our physical stores are included in “Online stores.”
(3)Includes commissions and any related fulfillment and shipping fees, and other third-party seller services.
(4)Includes sales of advertising services to sellers, vendors, publishers, authors, and others, through programs such as sponsored ads, display, and video advertising.
(5)Includes annual and monthly fees associated with Amazon Prime memberships, as well as digital video, audiobook, digital music, e-book, and other non-AWS subscription services.
(6)Includes sales related to various other offerings, such as health care services, certain licensing and distribution of video content, and shipping services, and our co-branded credit card agreements.
(7)Excludes the impact of Whole Foods Market.

Amazon.com, Inc.
Certain Definitions
Customer Accounts
•References to customers mean customer accounts established when a customer places an order through one of our stores. Customer accounts exclude certain customers, including customers associated with certain of our acquisitions, Amazon Payments customers, AWS customers, and the customers of select companies with whom we have a technology alliance or marketing and promotional relationship. Customers are considered active when they have placed an order during the preceding twelve-month period.
Seller Accounts
•References to sellers means seller accounts, which are established when a seller receives an order from a customer account. Sellers are considered active when they have received an order from a customer during the preceding twelve-month period.
AWS Customers
•References to AWS customers mean unique AWS customer accounts, which are unique customer account IDs that are eligible to use AWS services. This includes AWS accounts in the AWS free tier. Multiple users accessing AWS services via one account ID are counted as a single account. Customers are considered active when they have had AWS usage activity during the preceding one-month period.
Units
•References to units mean physical and digital units sold (net of returns and cancellations) by us and sellers in our stores as well as Amazon-owned items sold in other stores. Units sold are paid units and do not include units associated with AWS, certain acquisitions, certain subscriptions, rental businesses, or advertising businesses, or Amazon gift cards.

Contacts:

Amazon Investor Relations	Amazon Public Relations
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amazon.com/ir	amazon.com/pr